Exhibit 12.1

Computation of Ratios of Earnings to Fixed Charges

(dollars in thousands)

Ratio of Earnings to Fixed Charges:	For the Year Ended December 31,									For the three months ended March 31,
	1999		2000		2001		2002	2003		2004		2003
Interest expense	$993		$2,092		$2,319		$10,322	$14,849		4,029		3,642
Capitalized interest	—		—		—		—	—
Amortization of premiums, discounts and capitalized expenses related to indebtedness	195		310		185		1,031	2,375		426		403
Estimated interest portion of rental expense	7,115		7,286		6,961		7,378	9,518		2,413		2,379

Fixed charges	$8,303		$9,688		$9,465		$18,731	$26,742		$6,868		$6,424

Income (loss) before income taxes	$2,869		$70,496		$38,871		$(18,617)	$1,129		2,624		4,499
Fixed charges	8,303		9,688		9,465		18,731	26,742		6,868		6,424
Less: interest charges capitalized	0		0		0		0	0		0		0
Amortization of capitalized interest	0		0		0		0	0		0		0

Earnings (loss)	$11,172		$80,184		$48,336		$114	$27,871		$9,492		$10,923

Ratio of earnings to fixed charges	1.35	x	8.28	x	5.11	x	*	1.04	x	1.38	x	1.70	x

*	Earnings are inadequate to cover fixed charges in these periods. Earnings were insufficient to cover fixed charges by $18,617 for the year ended December 31, 2002.